Exhibit 99.1

NEWS RELEASE	Altria Group, Inc. 120 Park Avenue New York, NY 10017
ALTRIA GROUP, INC. ANNOUNCES PLANS BY ITS TOBACCO SUBSIDIARIES
TO OPTIMIZE WORLDWIDE CIGARETTE PRODUCTION
•	Philip Morris International (PMI) to replace U.S.-sourced cigarettes with increased production at European facilities by third quarter of 2008

•	Philip Morris USA (PM USA) to consolidate cigarette manufacturing in Richmond, VA and close Cabarrus, NC manufacturing facility by end of 2010

•	Program expected to generate total annual pre-tax cost savings of approximately $335 million by 2011, with cumulative total expenses of approximately $670 million, of which $440 million will be paid in cash

•	PM USA to take initial pre-tax charge related to program of approximately $325 million or $0.10 per Altria share in second quarter of 2007
     NEW YORK, June 26, 2007 — Altria Group, Inc. (NYSE: MO) today announced plans by its tobacco subsidiaries to optimize worldwide cigarette production by moving U.S.-based cigarette production for non-U.S. markets to PMI facilities in Europe. Due to declining U.S. cigarette volume, as well as PMI’s decision to re-source its production, PM USA will close its Cabarrus, NC manufacturing facility and consolidate manufacturing for the U.S. market at its Richmond, VA Manufacturing Center.
     Altria Group, Inc. said that it expects PM USA to record an initial pre-tax charge of approximately $325 million or $0.10 per Altria share in the second quarter of 2007 for costs related to the program, primarily for employee separation, with additional estimated charges of approximately $50 million for the remainder of 2007.

     The program is expected to generate pre-tax cost savings beginning in 2008, with total estimated annual cost savings of approximately $335 million by 2011, of which $179 million will be realized by PMI and $156 million by PM USA. Cumulative total expenses through 2011 are estimated at approximately $670 million, all of which will be at PM USA. Expenses are summarized in the following table:
Summary of Estimated Expenses by 2011
($ millions)

Accelerated depreciation	$143
Employee separation	353
Other*	174

Total**	$670

*	Includes employee relocation costs and relocation of equipment and installation costs, partially offset by estimated gains on sales of land and buildings.

**	Approximately 66% of the total expenses or $440 million will be paid in cash. In addition, the program will entail capital expenditures of approximately $230 million at PM USA and $50 million at PMI.
     PMI is expected to shift sourcing of approximately 57 billion cigarettes from Cabarrus to PMI facilities in Europe by the third quarter of 2008, and PM USA will close its Cabarrus manufacturing facility by the end of 2010. The Cabarrus facility currently employs approximately 2,500 people. PM USA and PMI are significant purchasers of U.S. leaf tobacco and will continue to purchase U.S. tobacco for future production. Looking ahead, PM USA said that it plans to source its production of cigarettes sold in the U.S. from its manufacturing facility in Richmond.
     “PM USA recognizes the profound impact the closing of the Cabarrus cigarette manufacturing facility has on employees and their families. As the company works to reduce manufacturing overcapacity, it will address the adverse impact on employees by relocating as many as possible to jobs in Richmond and offering separation benefits to those it cannot relocate,” said Mike Szymanczyk, chairman and chief executive officer of PM USA. “It is my hope that the majority of employees at Cabarrus will be able to relocate to Richmond.”
     As a result of increased production requirements at its operations in Richmond, coupled with ongoing retirements of current Richmond-based employees, PM USA expects to be able to offer positions in Richmond to most North Carolina-based hourly employees and many salaried employees. PM USA employees who are displaced by the changes will be eligible for three to twenty months of severance pay and benefits, depending on length of service, as well as job outplacement counseling.
Altria Group, Inc. Profile
     As of March 31, 2007, Altria Group, Inc. owned 100% of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues (ex-Kraft) from continuing operations of $67.1 billion.
     Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.
Forward-Looking and Cautionary Statements
     This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
     Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.
     Altria Group, Inc.’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
     Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended March 31, 2007. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.
Contacts:

Altria Group, Inc.	Philip Morris USA	Philip Morris International

Nicholas M. Rolli	Media Center	Press Center
(917) 663-3460	(804) 484-8897	41 (58) 242-4500

Timothy R. Kellogg
(917) 663-2759
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